Civeo Reports First Quarter 2026 Results
Highlights:
•Reported revenues of $172.7 million, net loss of $3.8 million and Adjusted EBITDA of $22.5 million, reflecting year-over-year growth of 20% in revenues and 78% in Adjusted EBITDA;
•Australian segment revenues increased 19% driven by the contribution from recently acquired villages and increased integrated services activity;
•Canadian segment revenues increased 23% with strong year-over-year margin expansion driven by higher occupancy and cost reduction initiatives;
•Repurchased 0.5 million common shares, or approximately 4% of Civeo's common shares outstanding as of December 31, 2025; and
•Subsequent to quarter-end, amended credit agreement, extending maturity to April 2030 and increasing total revolving capacity to $285 million, further enhancing financial flexibility.

HOUSTON, May 1, 2026 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2026.
Bradley J. Dodson, Civeo's President and Chief Executive Officer, said, "Disciplined execution powered our strong start to the year, helping to drive meaningful year-over-year growth in both revenue and Adjusted EBITDA. In Australia, our results reflect contributions from our recently acquired villages and continued revenue growth momentum in our integrated services business. In Canada, we achieved significant margin expansion, benefitting from higher occupancy across key lodges and cost savings realized due to the actions we implemented in 2025.”

Mr. Dodson continued, “We are focused on further improving performance by operating safely and efficiently, prudently managing costs and allocating capital in a disciplined manner. During the first quarter, we continued to execute our capital allocation framework, returning capital to shareholders through share repurchases while maintaining balance sheet strength.”

Mr. Dodson concluded, “Looking ahead, we believe Civeo is well positioned to benefit from a diverse set of end markets across Australia and North America. Our Australian platform continues to generate strong, stable cash flow, while in Canada we are seeing the benefits of our cost structure improvements and positioning the business to support future demand. We are encouraged by the growing pipeline of North American infrastructure-related opportunities, including LNG, power and data center development, which we expect to develop over time, and remain focused on disciplined execution as we position the Company for long-term value creation.”

First Quarter 2026 Results
In the first quarter of 2026, Civeo generated revenues of $172.7 million and reported a net loss of $3.8 million, or $0.34 per diluted share. The Company's negative operating cash flow of $9.7 million reflects seasonal working capital outflows. Adjusted EBITDA was $22.5 million.

By comparison, in the first quarter of 2025, Civeo generated revenues of $144.0 million and reported a net loss of $9.8 million, or $0.72 per diluted share. During the first quarter of 2025, Civeo produced negative operating cash flow of $8.4 million and Adjusted EBITDA of $12.7 million.
The year-over-year increase in Adjusted EBITDA was primarily driven by improved margins in Canada resulting from higher occupancy and cost reduction initiatives, as well as increased contributions from the Australian villages acquired in May 2025.
Business Segment Results
Australia
In the first quarter of 2026, the Australian segment generated revenues of $123.0 million, operating income of $12.7 million and Adjusted EBITDA of $21.8 million, compared to revenues of $103.6 million, operating income of $11.2 million and Adjusted EBITDA of $19.0 million in the first quarter of 2025. Results for the first quarter of 2026 include the impact of a strengthened Australian dollar relative to the U.S. dollar, which positively impacted revenues and Adjusted EBITDA by $12.0 million and $2.1 million, respectively.

The Australian segment reported a 19% increase in revenues and a 14% increase in Adjusted EBITDA, driven primarily by the addition of the acquired villages in May 2025.

Canada
During the first quarter of 2026, the Canadian segment generated revenues of $49.6 million, an operating loss of $4.4 million and Adjusted EBITDA of $5.2 million, compared to revenues of $40.4 million, an operating loss of $10.6 million and negative Adjusted EBITDA of $0.8 million in the first quarter of 2025.

The Canadian segment reported higher revenues and Adjusted EBITDA driven by improved occupancy across key lodges. Adjusted EBITDA increased due to cost reduction efforts and operational efficiencies implemented during 2025, resulting in significant margin improvement.

Financial Condition
As of March 31, 2026, Civeo had total liquidity of approximately $68.4 million. Civeo's total debt at March 31, 2026 was $212.3 million, a $29.4 million increase from December 31, 2025. Civeo's net debt at March 31, 2026 was $198.9 million, a $27.5 million increase since year-end 2025, primarily attributable to recent share repurchases, consistent with the Company's capital allocation framework, bringing Civeo's reported net leverage ratio to 2.2x as of March 31, 2026.
In the first quarter of 2026, Civeo repurchased approximately 0.5 million shares for approximately $14.4 million. As of March 31, 2026, the Company has completed approximately 96% of the share repurchase program authorized by the Civeo Board of Directors in April 2025.

During the first quarter of 2026, Civeo invested $4.1 million in capital expenditures compared to $5.3 million invested during the first quarter of 2025. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages.

In April 2026, the Company amended its credit agreement, extending the maturity to April 2030 from August 2028 and increasing total revolving credit facility capacity to $285 million from $265 million. The amendment further enhances the Company’s liquidity position and financial flexibility.

Full Year 2026 Guidance
For the full year of 2026, Civeo is raising the low end of its revenue guidance to $675 million to $700 million, from its prior range of $650 million to $700 million. The Company is maintaining its previously provided Adjusted EBITDA guidance range of $85 million to $90 million.

The Company is maintaining its full year 2026 capital expenditure guidance range of $25 million to $30 million.

Conference Call
Civeo will host a conference call to discuss its first quarter 2026 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13760283#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13760283#.

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource regions and the Canadian oil sands. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 26 lodges and villages in Australia and North America with an aggregate of approximately 26,500 rooms. In addition, Civeo operates and provides hospitality services at 24 customer-owned locations with approximately 19,500 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section

21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to Adjusted EBITDA, capital expenditures, future revenues, share repurchases, free cash flow generation, cost reductions, integration of the Australian asset acquisition, future infrastructure-related opportunities and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of coal, iron ore, oil, natural gas and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025

Revenues	$172,667	$144,044

Costs and expenses:
Cost of sales and services	132,506	114,615
Selling, general and administrative expenses	20,068	18,185
Depreciation and amortization expense	17,308	16,253
Other operating (income) expense	(338)	507
	169,544	149,560
Operating income (loss)	3,123	(5,516)

Interest expense	(3,762)	(1,619)
Interest income	38	26
Other income (expense)	(61)	347
Loss before income taxes	(662)	(6,762)
Income tax expense	(3,141)	(3,088)
Net loss	(3,803)	(9,850)
Less: Net loss attributable to noncontrolling interest	5	(8)
Net loss attributable to Civeo Corporation	$(3,808)	$(9,842)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.34)	$(0.72)
Diluted	$(0.34)	$(0.72)

Weighted average number of common shares outstanding:
Basic	11,122	13,600
Diluted	11,122	13,600

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2026	December 31, 2025
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$16,549	$14,439
Accounts receivable, net	107,166	90,470
Inventories	6,337	6,218
Prepaid expenses and other current assets	22,771	20,086
Total current assets	152,823	131,213

Property, plant and equipment, net	235,259	244,517
Goodwill, net	7,774	7,541
Other intangible assets, net	68,229	70,410
Operating lease right-of-use assets	17,713	14,485
Other noncurrent assets	9,807	9,245
Total assets	$491,605	$477,411

Current liabilities:
Accounts payable	$44,654	$44,282
Accrued liabilities	26,251	30,837
Income taxes payable	182	153
Deferred revenue	2,806	2,903
Other current liabilities	7,181	6,761
Total current liabilities	81,074	84,936

Long-term debt	212,276	182,842
Deferred income taxes	3,272	3,318
Operating lease liabilities	14,040	11,142
Other noncurrent liabilities	20,197	20,789
Total liabilities	330,859	303,027

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,635,135	1,634,883
Accumulated deficit	(1,077,359)	(1,058,911)
Treasury stock	(11,112)	(10,775)
Accumulated other comprehensive loss	(385,918)	(390,813)
Total Civeo Corporation shareholders' equity	160,746	174,384
Noncontrolling interest	—	—
Total shareholders' equity	160,746	174,384
Total liabilities and shareholders' equity	$491,605	$477,411

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2026	2025

Cash flows from operating activities:
Net loss	$(3,803)	$(9,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,308	16,253
Deferred income tax benefit	(139)	(510)
Non-cash compensation charge	252	597
Gains on disposals of assets	(19)	(155)
Provision for credit losses, net of recoveries	862	(20)
Other, net	661	(29)
Changes in operating assets and liabilities:
Accounts receivable	(15,992)	(4,156)
Inventories	(17)	1,841
Accounts payable and accrued liabilities	(4,108)	(9,835)
Taxes payable	(2,332)	(2,059)
Other current and noncurrent assets and liabilities, net	(2,417)	(522)
Net cash flows used in operating activities	(9,744)	(8,445)

Cash flows from investing activities:
Capital expenditures	(4,133)	(5,271)
Proceeds from dispositions of property, plant and equipment	200	167
Other, net	—	—
Net cash flows used in investing activities	(3,933)	(5,104)

Cash flows from financing activities:
Revolving credit borrowings (repayments), net	30,558	44,166
Debt issuance costs	—	(125)
Dividends paid	—	(3,437)
Repurchases of common shares	(14,353)	(3,334)
Taxes paid on vested shares	(337)	(645)
Net cash flows provided by financing activities	15,868	36,625

Effect of exchange rate changes on cash	(81)	92
Net change in cash and cash equivalents	2,110	23,168

Cash and cash equivalents, beginning of period	14,439	5,204
Cash and cash equivalents, end of period	$16,549	$28,372

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues
Australia	$123,018	$103,646
Canada	49,649	40,398
Other	—	—
Total revenues	$172,667	$144,044

EBITDA (1)
Australia	$21,826	$18,995
Canada	3,693	(1,814)
Corporate, other and eliminations	(5,154)	(6,089)
Total EBITDA	$20,365	$11,092

Adjusted EBITDA (1)
Australia	$21,797	$19,040
Canada	5,155	(787)
Corporate, other and eliminations	(4,423)	(5,598)
Total adjusted EBITDA	$22,529	$12,655

Operating income (loss)
Australia	$12,688	$11,194
Canada	(4,389)	(10,588)
Corporate, other and eliminations	(5,176)	(6,122)
Total operating income (loss)	$3,123	$(5,516)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended March 31,
	2026	2025

Supplemental Operating Data - Australian Segment
Revenues
Accommodation and associated services revenue (1)	$55,806	$46,823
Integrated services and other services revenue (3)	67,212	56,823
Total Australian revenues	$123,018	$103,646

Costs
Accommodation and associated services cost	$28,057	$23,071
Integrated services and other services cost	60,549	50,651
Indirect other cost	3,862	2,998
Total Australian cost of sales and services	$92,468	$76,720

Average daily rates (4)	$83	$75

Billed rooms (5)	675,502	625,636

Australian dollar to U.S. dollar	$0.695	$0.628

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation and associated services revenue (1)	$43,134	$33,436
Mobile facility rental and associated services revenue (2)	1,038	219
Integrated services and other services revenue (3)	5,477	6,743
Total Canadian revenues	$49,649	$40,398

Costs
Accommodation and associated services cost	$32,124	$28,865
Mobile facility rental and associated services cost	679	—
Integrated services and other services cost	5,077	6,473
Indirect other cost	2,147	2,307
Total Canadian cost of sales and services	$40,027	$37,645

Average daily rates (4)	$99	$93

Billed rooms (5)	433,590	358,697

Canadian dollar to U.S. dollar	$0.729	$0.697

(1)Includes revenues related to village and lodge rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food service and other services, including laundry, facilities management and water and wastewater treatment services, for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue in our owned villages and lodges.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CIVEO CORPORATION
SUPPLEMENTAL OPERATIONS BY SERVICE TYPE BY REGION DATA

(U.S. dollars in thousands)
(unaudited)

The following table sets forth certain supplemental data for our Australia and Canada segment revenues attributable to the asset-light (“Catering and Facility Management”) portion of the Company’s business and the asset-intensive (“Accommodations and Infrastructure”) portion of the Company’s business. We provide Catering and Facility Management services to both customer-owned assets and Company-owned villages and lodges. When we provide Catering and Facility Management services to customer-owned assets, it is reflected in “Food and other services” in our Supplemental Quarterly Segment and Operating Data. However, when we provide those same services to customers at our owned villages and lodges, it is reflected in “Accommodation and other services”, which also includes the Accommodations and Infrastructure component of our owned villages and lodges. This is because we bill our customers in one combined rate for both Accommodations and Infrastructure services and Catering and Facility Management services at Company-owned villages and lodges.

The purpose of the disclosure below is to disaggregate the embedded Catering and Facility Management revenues from the “Accommodation and other services” revenues associated with our owned villages and lodges that is included in our Supplemental Quarterly Segment and Operating Data. To do so, we apply a margin that is equal to Civeo’s margin in similar services we provide to customer-owned assets to the cost of sales that are associated with Catering and Facility Management services within “Accommodation and other services” for our owned villages and lodges. This table provides investors a supplemental view of the services provided by the Company which could assist with their valuation analysis.

	Three months ended March 31, 2026				Three months ended March 31, 2025
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$90,905	$28,494	$—	$119,399	$76,659	$25,649	$—	$102,308
Asset Intensive: Accommodations and Infrastructure	32,113	21,155	—	53,268	26,987	14,749	—	41,736
Total revenues	$123,018	$49,649	$—	$172,667	$103,646	$40,398	$—	$144,044

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2026	2025	2026

EBITDA (1)	$20,365	$11,092	$86,694
Adjusted EBITDA (1)	$22,529	$12,655	$98,051
Net Leverage Ratio (2)			2.2x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2026	2025	2026

Net loss attributable to Civeo Corporation	$(3,808)	$(9,842)	$(14,037)
Income tax expense	3,141	3,088	13,673
Depreciation and amortization	17,308	16,253	73,673
Interest income	(38)	(26)	(176)
Interest expense	3,762	1,619	13,561
EBITDA	$20,365	$11,092	$86,694
Adjustments to EBITDA
Cost saving initiatives (a)	1,502	964	2,723
Share-based compensation (b)	252	599	2,713
Shareholder activist costs	410	—	5,921
Adjusted EBITDA	$22,529	$12,655	$98,051

(a)Represents implementation costs (primarily severance costs and real estate expense rationalization) incurred as part of cost savings initiatives.

(b)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(2)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of March 31,
2026

Total debt (including finance lease obligations)	$215,425
Less: Cash and cash equivalents	16,549
Net debt	$198,876

Adjusted EBITDA for the twelve months ended March 31, 2026 (a)	$98,051
Adjustments to Adjusted EBITDA
Acquisition pro-forma EBITDA	1,982
Interest income	176
Cost saving initiatives (b)	(2,723)
Shareholder activist costs (b)	(5,921)
Bank-adjusted EBITDA	$91,565

Net leverage ratio (c)	2.2x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net loss attributable to Civeo Corporation.
(b) Adjustments to EBITDA not allowed to be adjusted by our credit facility.
(c) Calculated as net debt divided by bank-adjusted EBITDA.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2026

EBITDA Range (1)	$79.8	$84.8
Adjusted EBITDA Range (1)	$85.0	$90.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2026
	(estimated)

Net loss	$(13.2)	$(9.2)
Income tax expense	14.0	15.0
Depreciation and amortization	66.0	66.0
Interest expense	13.0	13.0
EBITDA	$79.8	$84.8

Adjustments to EBITDA
Shareholder activist costs	0.6	0.6
Cost saving initiatives	1.6	1.6
Share-based compensation	3.0	3.0
Adjusted EBITDA	$85.0	$90.0

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400